Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 6, 2020
Registration Statement Nos. 333-228027 and 333-228027-08

**PXG DETAILS** $1.482bln Toyota Auto Receivables 2020-D Owner Trust
(TAOT 2020-D)
Joint Leads: J.P. Morgan (Struc), SIS, Soc Gen, TD
Co-Managers: CIBC, Loop

	TOTAL	OFFERED
CL	SZ ($MM)	SZ ($MM)	WAL	S&P/F	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	333.00	316.35	0.20	A-1+/F1+	10/21	IntL-3	0.16375	0.16375	100.00000
A-2	577.00	548.15	0.92	AAA/AAA	05/23	EDSF+2	0.234	0.23	99.99643
A-3	508.00	482.60	2.14	AAA/AAA	01/25	IntS+12	0.359	0.35	99.98137
A-4	142.00	134.90	3.38	AAA/AAA	01/26	IntS+19	0.478	0.47	99.97480
B	40.00	N/A	3.67	Retained	05/27	N/A

Expected Settle:	10/13/20	Registration:	SEC Registered
First Pay Date:	11/16/20	ERISA:	Yes
Expected Ratings:	S&P, Fitch	Pxing Speed:	1.30% ABS to 5% Call
Ticker:	TAOT 2020-D	Min Denoms:	$1k x $1k
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	Mon, 09/28

CUSIPs	A-1:	89236XAA4	Available Information
A-2:	89236XAB2	* Preliminary Prospectus::	Attached
A-3:	89236XAC0	* Ratings FWP:	Attached
A-4:	89236XAD8	* Intex CDI:	Separate Message
B:	89236XAE6

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.